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                                   Exhibit 16


October 10, 2003


Securities and Exchange Commission
Washington, D.C. 20549

Re:   International Lottery & Totalizator Systems, Inc.
      File No. 000-10294

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of International Lottery & Totalizator Systems, Inc. dated October 10, 2003, and have the following comments.

1. We agree with the statements made in (i) paragraphs 1, 2 and 3 and (ii) the first, second, third and fourth sentences of paragraph 4.

2. We have no basis on which to agree or disagree with the statement made in the fifth sentence of paragraph 4.


Very truly yours,

/s/ Grant Thornton LLP